Exhibit 99.1

Dorman Products, Inc. Reports Third Quarter 2020 Results

Highlights:

•	Record quarterly net sales and diluted EPS driven by strong demand and execution throughout the quarter.
•	Net sales of $300.6 million, up 18.4% compared to $253.8 million in Q3 2019.
•	Diluted earnings per share (EPS) on a GAAP basis of $1.06 compared to $0.65 in Q3 2019.
•	Adjusted diluted EPS* of $1.14 compared to $0.67 in Q3 2019.
•	Share repurchase program increased to $500 million and extended through December 31, 2022.
•	Dorman remains well-positioned to navigate the ongoing COVID-19 pandemic with a strong balance sheet and ample liquidity.

COLMAR, PA (October 28, 2020) – Dorman Products, Inc. (the “Company” or “Dorman”) (NASDAQ:DORM), a leading supplier in the automotive aftermarket industry, today announced its financial results for the third quarter ended September 26, 2020.

3rd Quarter Financial Results

The Company reported third quarter 2020 net sales of $300.6 million, up 18.4% compared to net sales of $253.8 million in the third quarter of 2019. Sales performance in the quarter, a record high for the Company, was primarily organic and driven by improved customer demand.

Gross profit was $107.8 million in the third quarter compared to $86.9 million for the same quarter last year. Gross margin for the third quarter was 35.9% compared to 34.2% in the same quarter last year. Adjusted gross margin* was 36.6% in the third quarter compared to 34.3% in the same quarter last year. Adjusted gross margin expansion was primarily due to improved productivity at our Portland, TN distribution facility bringing costs back to historical levels, as well as lower provisions for excess and obsolete inventory as our efforts to improve our end-to-end supply chain processes began to show results.

Selling, general and administrative (“SG&A”) expenses were $63.0 million, or 21.0% of net sales, in the third quarter of 2020 compared to $60.0 million, or 23.6% of net sales, in the same quarter last year. Adjusted SG&A expenses* were $61.9 million, or 20.6% of net sales, in the quarter compared to $59.2 million, or 23.3% of net sales, in the same quarter last year. Approximately 270 basis points of the decrease in SG&A as a percentage of net sales was due to improved leverage from the $47 million increase in net sales compared to the third quarter of 2019. Additionally, the Company drove operating cost savings in the quarter from productivity improvements at our Portland facility, as well as reduced travel expenses.

Income tax expense was $10.5 million in the third quarter of 2020, or 23.5% of income before income taxes, compared to $5.7 million, or 21.1% of income before income taxes, recorded in the same quarter last year.  The increase in the effective tax rate in the third quarter of 2020 is primarily due to the impact of foreign operations.

Net income for the third quarter of 2020 was $34.3 million, or $1.06 per diluted share, compared to $21.3 million, or $0.65 per diluted share, in the prior year quarter. Adjusted net income* in the third quarter was $36.8

*Non-GAAP measures.  See Non-GAAP Financial Measures supplemental schedules for further discussion and reconciliation to the most directly comparable GAAP measure.

million, or $1.14 per diluted share, also a record high for the Company, compared to $22.0 million, or $0.67 per diluted share, in the prior year quarter.

Kevin Olsen, Dorman Products’ President and Chief Executive Officer, stated, “First and foremost, I’d like to thank all of our Contributors whose dedication and commitment to our customers enabled us to deliver record- setting results for Dorman this quarter. We achieved record-high net sales and EPS this quarter, and our operating margin significantly improved, underscoring our ability to execute despite the challenging macroeconomic environment due to the COVID-19 pandemic. As the pandemic is ongoing, our number one priority remains focused on promoting the health and safety of our Contributors across our operations as we deliver for our customers in these unprecedented times. The highlight of the quarter was the robust end customer demand from ‘Do-It-Yourself’ customers as well as meaningful contributions from ‘Do-It-For-Me’ customers that continued throughout the entire quarter. We certainly faced challenges ramping up our supply chain to meet customer demand, but we demonstrated the agility of our business by meeting the significant demand increases while still maintaining the efficiency levels of our operations, and I want to thank our customers for their continued support. In line with our expectations, we achieved significant cost savings this quarter compared to a year ago, primarily due to improved productivity at our Portland facility as operating conditions have returned to more historical levels. Perhaps most importantly, our strategic imperative to bring innovation and solutions to customers and technicians in the aftermarket continues to bear fruit. Heavy Duty net sales were up 19% year-over-year, and our innovation teams launched several new-to-the-aftermarket products in the quarter, highlighted by steering shafts, electronic power steering racks, and pre-pressed axles.”

COVID-19: Business Update

The safety and health of our Contributors, business partners and customers continues to remain our top priority. We continue to monitor updates from local, state and federal authorities, and will adjust our operations as necessary. Dorman’s balance sheet remains healthy and strong enabling us to take the following actions in the third quarter:

•

Decreased the levels of receivables collected under our factoring program by $104 million, returning to historical levels, with total factoring costs down $3 million from the same quarter last year; and

•	Repaid early in the quarter the $99 million outstanding under our revolving line of credit that had been drawn down in March 2020 to enhance our liquidity.

As a result of these actions and the Company’s strong performance despite the COVID-19 pandemic, Dorman generated $146 million in cash from operating activities in the first nine months of 2020 and had approximately $170 million in cash and cash equivalents as of September 26, 2020.

During the third quarter, we estimate a negative impact of $0.03 to diluted EPS for out-of-pocket costs related to the COVID-19 pandemic.

Mr. Olsen continued, “Our liquidity remains strong, which, when combined with our asset-light model, allows us to operate in a variety of business environments. We remain confident in Dorman’s capacity to execute and look forward to continuing to deliver long-term value to our shareholders.”

2020 Guidance

Looking ahead, the COVID-19 situation remains uncertain and continues to evolve, and it is difficult to determine the full impact that the pandemic will have on overall demand and Dorman’s operations. Therefore, Dorman is not providing guidance for the remainder of fiscal 2020.

Share Repurchases

Dorman resumed its share repurchase program in the third quarter and repurchased 126.9 thousand shares of its common stock for $10.7 million at an average price paid per share of $84.55 during the quarter ended September 26, 2020.

In addition, the Company announced that its Board of Directors authorized an expansion and extension of its share repurchase program, which previously would have expired on December 31, 2020 and permitted share repurchases up to $400 million. The expanded program authorizes share repurchases up to $500 million through December 31, 2022. Following the expansion, the Company has $227.7 million left under the program for share repurchases.

About Dorman Products

At Dorman, we give repair professionals and vehicle owners greater freedom to fix cars and trucks by focusing on solutions first. For over 100 years, we have been one of the automotive aftermarket’s pioneering problem solvers, releasing tens of thousands of replacement products engineered to save time and money and increase convenience and reliability.

Founded and headquartered in the United States, we are a global organization offering more than 80,000 parts, covering both light duty and heavy duty vehicles, from chassis to body, from underhood to undercar, and from hardware to complex electronics. See our full offering and learn more at DormanProducts.com.

Non-GAAP Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), this earnings release also contains Non-GAAP financial measures. The reasons why we believe these measures provide useful information to investors and a reconciliation of these measures to the most directly comparable GAAP measures and other information relating to these Non-GAAP measures are included in the supplemental schedules attached.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to the COVID-19 pandemic, net sales, diluted and adjusted diluted earnings per share, gross profit, gross margin, adjusted gross margin, SG&A, adjusted SG&A, income tax expense, income before income taxes, net income, cash and cash equivalents, indebtedness, liquidity, the Company’s share repurchase program, the Company’s outlook and distribution facility costs and productivity initiatives. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “forecast,” “anticipate,” “should,” “will” and “likely” and similar expressions identify forward-looking statements. However, the absence of these words does not mean the statements are not forward-looking. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors (many of which are outside of our control) which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These risks, uncertainties and other factors include, but are not limited to: (i) competition in the automotive aftermarket industry; (ii) unfavorable economic conditions; (iii) the loss or decrease in sales among one of our top customers; (iv) customer consolidation in the automotive aftermarket industry; (v) foreign currency fluctuations and our dependence on foreign suppliers; (vi) extending credit to customers; (vii) the loss of a key supplier; (viii) limited customer shelf space; (ix) reliance on new product development; (x) changes in automotive technology and improvements in the quality of new vehicle parts; (xi) inability to protect our intellectual property and claims of intellectual property infringement; (xii) quality problems with products after their production and sale to customers; (xiii) loss of third party transportation providers on whom we depend; (xiv) unfavorable results of legal proceedings; (xv) our executive chairman and his family owning a significant portion of the Company; (xvi) operations may be subject to quarterly fluctuations and disruptions from events beyond our control; (xvii) cyber-attacks; (xviii) imposition of taxes, duties or tariffs; (xix) the level of our indebtedness; (xx) exposure to risks related to accounts receivable; (xxi) the phaseout of LIBOR or the impact of the imposition of a new reference rate; (xxii) volatility in the market price of our common stock and potential securities class action litigation; (xxiii) losing the services of our executive officers or other highly qualified and experienced contributors; (xxiv) the inability to identify suitable acquisition candidates, complete acquisitions or integrate acquisitions successfully; (xxv) the effects of widespread public health epidemics, including COVID-19; and (xxvi) failure to maintain sufficient inventory to meet customer demand or failure to anticipate future changes in customer demands. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. For additional information concerning factors that could cause actual results to differ materially from the information contained in this press release, reference is made to the information in Part I, “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2019, as amended, and the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 27, 2020. The Company is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release, including but not limited to any situation where any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

Investor Relations Contact

David Hession, SVP and Chief Financial Officer

dhession@dormanproducts.com

(215) 997-1800

Visit our website at www.dormanproducts.com. The Investor Relations section of the website contains a significant amount of information about Dorman, including financial and other information for investors. Dorman encourages investors to visit its website periodically to view new and updated information.

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per-share amounts)

	Three Months Ended		Three Months Ended
(unaudited)	09/26/20	Pct.*	09/28/19	Pct. *
Net sales	$300,620	100.0	$253,796	100.0
Cost of goods sold	192,819	64.1	166,872	65.8
Gross profit	107,801	35.9	86,924	34.2
Selling, general and administrative expenses	63,028	21.0	59,961	23.6
Income from operations	44,773	14.9	26,963	10.6
Other (expense) income, net	(17)	-	33	-
Income before income taxes	44,756	14.9	26,996	10.6
Provision for income taxes	10,497	3.5	5,688	2.2
Net income	$34,259	11.4	$21,308	8.4

Diluted earnings per share	$1.06		$0.65

Weighted average diluted shares outstanding	32,371		32,594

	Nine Months Ended		Nine Months Ended
(unaudited)	09/26/20	Pct.*	09/28/19	Pct. *
Net sales	$791,532	100.0	$751,762	100.0
Cost of goods sold	519,786	65.7	490,199	65.2
Gross profit	271,746	34.3	261,563	34.8
Selling, general and administrative expenses	184,288	23.3	177,637	23.6
Income from operations	87,458	11.0	83,926	11.2
Other income, net	2,317	0.3	90	-
Income before income taxes	89,775	11.3	84,016	11.2
Provision for income taxes	18,856	2.4	17,803	2.4
Net income	$70,919	9.0	$66,213	8.8

Diluted earnings per share	$2.19		$2.02

Weighted average diluted shares outstanding	32,394		32,738

* Percentage of sales. Data may not add due to rounding.

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Unaudited)

(in thousands)

	09/26/20	12/28/19
Assets:
Cash and cash equivalents	$170,502	$68,353
Accounts receivable	405,312	391,810
Inventories	283,292	280,813
Prepaids and other current assets	11,769	13,614
Total current assets	870,875	754,590
Property, plant & equipment, net	94,217	101,837
Operating lease right-of-use assets	35,925	32,198
Goodwill and other intangible assets, net	117,202	95,763
Deferred tax asset, net	4,281	4,336
Other assets	36,333	52,348
Total assets	$1,158,833	$1,041,072
Liabilities & shareholders’ equity:
Accounts payable	$112,757	$90,437
Accrued customer rebates and returns	130,592	105,903
Accrued expenses and other	297,131	24,162
Total current liabilities	540,480	220,502
Long-term operating lease liabilities	9,629	29,730
Other long-term liabilities	4,006	17,256
Shareholders’ equity	1,158,833	773,584
Total liabilities and equity	$1,712,948	$1,041,072

Selected Cash Flow Information (unaudited):

	Three Months Ended		Nine Months Ended
(in thousands)	09/26/20	09/28/19	09/26/20	09/28/19
Cash provided by operating activities	$(73,682)	$23,102	$145,719	$59,650
Depreciation, amortization and accretion	$7,509	$6,914	$22,544	$21,011
Capital expenditures	$4,918	$7,321	$12,061	$24,656

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures

(in thousands, except per-share amounts)

Our financial results include certain financial measures not derived in accordance with generally accepted accounting principles (GAAP).  Non-GAAP financial measures should not be used as a substitute for GAAP measures, or considered in isolation, for the purpose of analyzing our operating performance, financial position or cash flows.  Additionally, these non-GAAP measures may not be comparable to similarly titled measures reported by other companies.  However, we have presented these non-GAAP financial measures because we believe this presentation, when reconciled to the corresponding GAAP measure, provides useful information to investors by offering additional ways of viewing our results, profitability trends, and underlying growth relative to prior and future periods and to our peers.  Management uses these Non-GAAP financial measures in making financial, operating, and planning decisions and in evaluating our performance.  Non-GAAP financial measures may reflect adjustments for charges such as fair value adjustments, amortization, transaction costs, severance, accelerated depreciation, and other similar expenses related to acquisitions as well as other items that we believe are not related to our ongoing performance.

Adjusted Net Income:

	Three Months Ended		Nine Months Ended
(unaudited)	9/26/20*	9/28/19*	9/26/20*	9/28/19*
Net income (GAAP)	$34,259	$21,308	$70,919	$66,213
Pretax acquisition-related inventory fair value adjustment [1]	-	-	219	129
Pretax acquisition-related intangible assets amortization [2]	801	633	2,403	1,868
Pretax acquisition-related transaction and other costs [3]	387	245	1,945	3,011
Pretax gain on equity method investment [4]	-	-	(2,498)	-
Noncash impairment related to equity method investment [5]	2,080	-	2,080	-
Tax adjustment (related to above items) [6]	(756)	(222)	(994)	(1,244)
Tax benefit for reversal of deferred tax liability for equity method investment [7]	-	-	(813)	-
Adjusted net income (Non-GAAP)	$36,771	$21,964	$73,261	$69,977

Diluted earnings per share (GAAP)	$1.06	$0.65	$2.19	$2.02
Pretax acquisition-related inventory fair value adjustment [1]	-	-	0.01	0.00
Pretax acquisition-related intangible assets amortization [2]	0.02	0.02	0.07	0.06
Pretax acquisition-related transaction and other costs [3]	0.01	0.01	0.06	0.09
Pretax gain on equity method investment [4]	-	-	(0.08)	-
Noncash impairment related to equity method investment [5]	0.06	-	0.06	-
Tax adjustment (related to above items) [6]	(0.02)	(0.01)	(0.03)	(0.04)
Tax benefit for reversal of deferred tax liability for equity method investment [7]	-	-	(0.03)	-
Adjusted diluted earnings per share (Non-GAAP)	$1.14	$0.67	$2.26	$2.14

Weighted average diluted shares outstanding	32,371	32,594	32,394	32,738

* Amounts may not add due to rounding.

See accompanying notes at the end of this supplemental schedule.

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures

(in thousands, except per-share amounts)

Adjusted Gross Profit:

	Three Months Ended		Three Months Ended
(unaudited)	09/26/20	Pct.**	09/28/19	Pct.**
Gross profit (GAAP)	$107,801	35.9	$86,924	34.2
Pretax acquisition-related transaction and other costs [3]	102	0.0	106	0.0
Noncash impairment related to equity method investment [5]	2,080	0.7	-	-
Adjusted gross profit (Non-GAAP)	$109,983	36.6	$87,030	34.3

Net sales	$300,620		$253,796

	Nine Months Ended		Nine Months Ended
(unaudited)	09/26/20	Pct.**	09/28/19	Pct.**
Gross profit (GAAP)	$271,746	34.3	$261,563	34.8
Pretax acquisition-related inventory fair value adjustment [1]	219	0.0	129	0.0
Pretax acquisition-related transaction and other costs [3]	679	0.1	239	0.0
Noncash impairment related to equity method investment [5]	2,080	0.3	-	-
Adjusted gross profit (Non-GAAP)	$274,724	34.7	$261,931	34.8

Net sales	$791,532		$751,762

Adjusted SG&A Expenses:

	Three Months Ended		Three Months Ended
(unaudited)	09/26/20	Pct.**	09/28/19	Pct.**
SG&A expenses (GAAP)	$63,028	21.0	$59,961	23.6
Pretax acquisition-related intangible assets amortization [2]	(801)	(0.3)	(633)	(0.2)
Pretax acquisition-related transaction and other costs [3]	(285)	(0.1)	(139)	(0.1)
Adjusted SG&A expenses (Non-GAAP)	$61,942	20.6	$59,189	23.3

Net sales	$300,620		$253,796

	Nine Months Ended		Nine Months Ended
(unaudited)	09/26/20	Pct.**	09/28/19	Pct.**
SG&A expenses (GAAP)	$184,288	23.3	$177,637	23.6
Pretax acquisition-related intangible assets amortization [2]	(2,403)	(0.3)	(1,868)	(0.2)
Pretax acquisition-related transaction and other costs [3]	(1,266)	(0.2)	(2,772)	(0.4)
Adjusted SG&A expenses (Non-GAAP)	$180,619	22.8	$172,997	23.0

Net sales	$791,532		$751,762

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures

(in thousands, except per-share amounts)

Adjusted Other Income:

	Three Months Ended		Three Months Ended
(unaudited)	09/26/20	Pct.**	09/28/19	Pct.**
Other (expense) income (GAAP)	$(17)	(0.0)	$33	0.0
Gain on equity method investment [4]	-	-	-	-
Adjusted other income (Non-GAAP)	$(17)	(0.0)	$33	0.0

Net sales	$300,620		$253,796

	Nine Months Ended		Nine Months Ended
(unaudited)	09/26/20	Pct.**	09/28/19	Pct.**
Other income (GAAP)	$2,317	0.3	$90	0.0
Gain on equity method investment [4]	(2,498)	(0.3)	-	-
Adjusted other income (Non-GAAP)	$(181)	(0.0)	$90	0.0

Net sales	$791,532		$751,762

* *Percentage of sales. Data may not add due to rounding.

[1] – Pretax acquisition-related inventory fair value adjustments result from adjusting the value of acquired inventory from historical cost to fair value. Such costs were $0.2 million pretax (or $0.2 million after tax) during the nine months ended September 26, 2020 and were included in Cost of goods sold. Such costs were $0.1 million pretax (or $0.1 million after tax) during the nine months ended September 28, 2019 and were included in Cost of goods sold.

[2] – Pretax acquisition-related intangible asset amortization results from allocating the purchase price of acquisitions to the acquired tangible and intangible assets of the acquired business and recognizing the cost of the intangible asset over the period of benefit.  Such costs were $0.8 million pretax (or $0.6 million after tax) during the three months ended September 26, 2020  and $2.4 million pretax (or $1.8 million after tax) during the nine months ended September 26, 2020 and were included in Selling, general and administrative expenses. Such costs were $0.6 million pretax (or $0.5 million after tax) during the three months ended September 28, 2019, and $1.9 million pretax (or $1.4 million after tax) during the nine months ended September 28, 2019 and were included in Selling, general and administrative expenses.

[3] – Pretax acquisition-related transaction and other costs include costs incurred to complete and integrate acquisitions, adjustments to contingent consideration obligations, and facility consolidation expenses. During the three months ended and nine months ended September 26, 2020, we incurred charges for integration costs, severance, other facility consolidation expenses and inventory transfer costs of $0.1 million pretax (or $0.1 million after tax) and $0.7 million pretax (or $0.5 million after tax), respectively, which were included in Cost of goods sold. During the three months ended and nine months ended September 26, 2020, we incurred charges to complete and integrate acquisitions as well as accretion expenses related to contingent consideration obligations of $0.3 million pretax (or $0.2 million after tax) and $1.3 million pretax (or $1.0 million after tax), respectively, which were included in Selling, general and administrative expenses.

During the three months ended September 28, 2019, we incurred charges for integration costs, severance, and other facility consolidation expenses of $0.1 million pretax (or $0.1 million after tax). Additionally, we recorded inventory transfer costs of $0.1 million pretax ($0.1 million after tax) during the three months ended September 28, 2019 which were included in Cost of goods sold. During the nine months ended September 28, 2019, we incurred charges for integration costs, severance, and other facility consolidation expenses of $2.0 million pretax (and $1.5 million after tax) and accelerated depreciation of $0.8 million pretax (or $0.6 million after tax). Each of these were included in Selling, general and administrative expenses. Additionally, we recorded inventory transfer costs of $0.2 million pretax ($0.2 million after tax) during the nine months ended September 28, 2019 which were included in Cost of goods sold.

[4] – Pretax gain on equity method investment results from the acquisition of the remaining outstanding shares of a previously unconsolidated entity.  The estimated fair value of the net assets acquired was more than the carry value of our prior investment in the entity. Such gain was $2.5 million pretax (or $1.9 million after tax) during the nine months ended September 26, 2020 and was included in Other income, net.

[5] – Noncash impairment related to equity method investment represents our share of an impairment recognized by an equity investment investee. The adjustment was $2.1 million (or $1.6 million after tax) during both the three months and nine months ended September 26, 2020.

[6] – Tax adjustments represent the aggregate tax effect of all Non-GAAP adjustments reflected in the table above of $0.8 million during the three months ended September 26, 2020, $1.0 million during the nine months ended September 26, 2020, $0.2 million during the three months ended

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures

(in thousands, except per-share amounts)

September 28, 2019, and $1.2 million during the nine months ended September 28, 2019. Such items are estimated by applying our overall estimated tax rate to the pretax amount, or, by applying a specific tax rate if one is appropriate.

[7] – Tax benefit represents a reversal of a deferred tax liability related to an equity method investment which was converted to a consolidated subsidiary upon acquisition of the controlling interest. The benefit was $0.8 million during the nine months ended September 26, 2020.